Exhibit 3.1

CERTIFICATE OF AMENDMENT NO. 1

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PACIFIC DATAVISION, INC.

a Delaware Corporation

Pacific DataVision, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.  That on August 28, 2015 resolutions were duly adopted by the Corporation’s Board of Directors setting forth, approving and adopting a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation and declaring such amendment to be advisable and recommended for approval by the Corporation’s stockholders, and that such resolutions provide that:

Article I of the Certificate of Incorporation of the Corporation shall be amended in its entirety to read as follows:

The name by which the corporation is to be known is pdvWireless, Inc. (the “Corporation”).

2.  That such amendment was approved by the stockholders of the Corporation at the Corporation’s Annual Meeting of Stockholders held on November 4, 2015.

3.  The aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.  Except as provided for above, the Amended and Restated Certificate of Incorporation of the Corporation shall remain unchanged.

This amendment shall become effective upon its filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment No 1. to Amended and Restated Certificate of Incorporation of the Corporation of this 4th day of November, 2015.

PACIFIC DATAVISION, INC.

By:	/s/ John Pescatore
John Pescatore, President and Chief Executive Officer